                                                               Exhibit 99


NORTHROP GRUMMAN CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

                                                                    March 31,     December 31,
Dollars in millions                                                      2000             1999
----------------------------------------------------------------------------------------------
Assets:
Cash and cash equivalents                                            $     41         $    142
Accounts receivable, net of progress
  payments of $1,724 in 2000 and $1,714 in 1999                         1,450            1,402
Inventoried costs, net of progress payments of
  $596 in 2000 and $521 in 1999                                         1,240            1,190
Deferred income taxes                                                      22               23
Prepaid expenses                                                           50               36
----------------------------------------------------------------------------------------------
Total current assets                                                    2,803            2,793
----------------------------------------------------------------------------------------------

Property, plant and equipment                                           2,854            2,895
Accumulated depreciation                                               (1,630)          (1,655)
----------------------------------------------------------------------------------------------
                                                                        1,224            1,240
----------------------------------------------------------------------------------------------

Goodwill, net of accumulated amortization of
  $468 in 2000 and $441 in 1999                                         3,445            3,469
Other purchased intangibles, net of accumulated amortization
   of $406 in 2000 and $388 in 1999                                       736              761
Prepaid pension cost, intangible pension asset
  and benefit trust fund                                                1,106              946
Assets available for sale                                                  26               26
Investments in and advances to affiliates and sundry assets                49               50
-----------------------------------------------------------------------------------------------
                                                                        5,362            5,252
-----------------------------------------------------------------------------------------------
                                                                     $  9,389         $  9,285
===============================================================================================

NORTHROP GRUMMAN CORPORATION

                                                                   March 31,       December 31,
Dollars in millions                                                     2000               1999
------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity:

Notes payable to banks                                                $    95            $    25
Current portion of long-term debt                                         200                200
Trade accounts payable                                                    436                490
Accrued employees' compensation                                           326                366
Advances on contracts                                                     347                316
Income taxes payable including deferred
  income taxes of $561 in 2000 and $550 in 1999                           641                608
Other current liabilities                                                 489                459
------------------------------------------------------------------------------------------------
Total current liabilities                                               2,534              2,464
------------------------------------------------------------------------------------------------

Long-term debt                                                          1,800              2,000
Accrued retiree benefits                                                1,468              1,458
Other long-term liabilities                                                41                 42
Deferred income taxes                                                     137                 64
Paid-in capital
   Preferred stock, 10,000,000 shares authorized; none issued
   Common stock, 200,000,000 shares authorized; issued and outstanding:
      2000 - 69,805,396; 1999 - 69,719,164                              1,035              1,028
Retained earnings                                                       2,393              2,248
Accumulated other comprehensive loss                                      (19)               (19)
------------------------------------------------------------------------------------------------
                                                                        3,409              3,257
------------------------------------------------------------------------------------------------
                                                                      $ 9,389            $ 9,285
================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                                                               Three months ended March 31,
Dollars in millions, except per share                             2000                 1999
--------------------------------------------------------------------------------------------
Net sales                                                       $1,802               $1,710
Cost of sales
  Operating costs                                                1,302                1,297
  Administrative and general expenses                              213                  210
--------------------------------------------------------------------------------------------
Operating margin                                                   287                  203
Interest expense                                                   (46)                 (55)
Other, net                                                           2                    4
--------------------------------------------------------------------------------------------
Income from continuing operations before income taxes
  and cumulative effect of accounting change                       243                  152
Federal and foreign income taxes                                    87                   56
--------------------------------------------------------------------------------------------
Income from continuing operations before
  cumulative effect of accounting change                           156                   96
Income from discontinued operations, net of tax                     17                    8
--------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change               173                  104
Cumulative effect of change in accounting for
  start-up costs, net of income tax benefit of $11 in 1999                              (16)
--------------------------------------------------------------------------------------------
Net income                                                      $  173               $   88
============================================================================================

Weighted average shares outstanding, in millions                  69.9                 68.9
============================================================================================

Basic earnings per share:
  Continuing operations                                         $ 2.23               $ 1.39
  Discontinued operations                                          .24                  .12
  Cumulative effect of accounting change                                               (.24)
--------------------------------------------------------------------------------------------
  Basic earnings per share                                      $ 2.47               $ 1.27
============================================================================================

Diluted earnings per share:
  Continuing operations                                         $ 2.23               $ 1.38
  Discontinued operations                                          .24                  .12
  Cumulative effect of accounting change                                               (.24)
-------------------------------------------------------------------------------------------
  Diluted earnings per share                                    $ 2.47               $ 1.26
===========================================================================================

Dividends per share                                             $  .40               $  .40
===========================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED CONDENSED STATEMENTS
OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                         Three months ended March 31,
Dollars in millions                                                                         2000                 1999
--------------------------------------------------------------------------------------------------
Paid-in Capital
At beginning of year                                                   $1,028               $  989
Employee stock awards and options exercised                                 7                    1
--------------------------------------------------------------------------------------------------
                                                                        1,035                  990
--------------------------------------------------------------------------------------------------

Retained Earnings

At beginning of year                                                    2,248                1,892
Net income                                                                173                   88
Cash dividends                                                            (28)                 (28)
--------------------------------------------------------------------------------------------------
                                                                        2,393                1,952
--------------------------------------------------------------------------------------------------

Accumulated Other Comprehensive Loss                                      (19)                 (31)
--------------------------------------------------------------------------------------------------

Total shareholders' equity                                             $3,409               $2,911
==================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.


NORTHROP GRUMMAN CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                                     Three months ended March 31,
Dollars in millions                                                           2000           1999
-------------------------------------------------------------------------------------------------
Operating Activities

  Sources of Cash
    Cash received from customers
       Progress payments                                                  $    380      $     786
       Other collections                                                     1,763          1,367
    Income tax refunds received                                                  7             22
    Interest received                                                            2
    Other cash receipts                                                          1              3
--------------------------------------------------------------------------------------------------
    Cash provided by operating activities                                     2,153          2,178
--------------------------------------------------------------------------------------------------
  Uses of Cash

    Cash paid to suppliers and employees                                      2,009          1,967
    Interest paid                                                                50             59
    Income taxes paid                                                             2              8
    Other cash disbursements                                                      1              1
--------------------------------------------------------------------------------------------------
    Cash used in operating activities                                         2,062          2,035
--------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                      91            143
--------------------------------------------------------------------------------------------------
Investing Activities

  Additions to property, plant and equipment                                    (36)           (42)
  Payment for businesses purchased                                               (3)
  Proceeds from sale of property, plant and equipment                             7              9
  Other investing activities                                                     (3)             4
---------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                         (35)           (29)
---------------------------------------------------------------------------------------------------
Financing Activities

  Repayment of borrowings under lines of credit                                 (80)           (53)
  Principal payments of long-term debt                                          (50)           (50)
  Proceeds from issuance of stock                                                 1              2
  Dividends paid                                                                (28)           (28)
--------------------------------------------------------------------------------------------------
  Net cash used in financing activities                                        (157)          (129)
--------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents                                          (101)           (15)

Cash and cash equivalents balance at beginning of period                        142             44
--------------------------------------------------------------------------------------------------
Cash and cash equivalents balance at end of period                         $     41      $      29
==================================================================================================


NORTHROP GRUMMAN CORPORATION

                                                                       Three months ended March 31,
Dollars in millions                                                       2000                 1999
---------------------------------------------------------------------------------------------------
Reconciliation of Net Income to Net Cash

  Provided by Operating Activities

Net income                                                              $  173              $    88

Adjustments to reconcile net income to net cash provided

    Depreciation                                                            45                   43

    Amortization of intangible assets                                       50                   47

    Common stock issued to employees                                         7

    Retiree benefits income                                               (133)                 (57)

    Decrease(increase) in

      Accounts receivable                                                  (53)                 (50)

      Inventoried costs                                                   (127)                (122)

      Prepaid expenses                                                     (15)                  20

    Increase(decrease) in

      Progress payments                                                     85                  136

      Accounts payable and accruals                                          1                   10

      Provisions for contract losses                                       (20)                   4

      Deferred income taxes                                                 84                   43

      Income taxes payable                                                  23                   23

      Retiree benefits                                                     (33)                 (45)

    Other transactions                                                       4                    3
----------------------------------------------------------------------------------------------------
Net cash provided by operating activities                               $   91              $   143
====================================================================================================



The accompanying notes are an integral part of these consolidated financial statements.


NORTHROP GRUMMAN CORPORATION

SELECTED INDUSTRY SEGMENT INFORMATION


                                                  Three months ended March 31,
Dollars in millions                                 2000                  1999
------------------------------------------------------------------------------
Net Sales

Integrated Systems                               $   856               $   791
Electronic Sensors & Systems                         601                   615
Logicon                                              378                   353
Intersegment sales                                   (33)                  (49)
------------------------------------------------------------------------------
                                                 $ 1,802               $ 1,710
==============================================================================

Operating Margin

Integrated Systems                               $   100               $    70
Electronic Sensors & Systems                          34                    45
Logicon                                               31                    19
------------------------------------------------------------------------------
Total                                                165                   134

Other items included in operating margin:
Corporate expenses                                    (7)                   (8)
Deferred state tax provision                         (11)                   (5)
Pension income                                       140                    82
------------------------------------------------------------------------------
Operating margin                                 $   287               $   203
==============================================================================

Contract Acquisitions

Integrated Systems                               $   462               $ 1,058
Electronic Sensors & Systems                         595                   575
Logicon                                              437                   409
Intersegment acquisitions                            (35)                  (29)
------------------------------------------------------------------------------
                                                 $ 1,459               $ 2,013
==============================================================================

Funded Order Backlog

Integrated Systems                               $ 4,057               $ 5,166
Electronic Sensors & Systems                       3,518                 3,079
Logicon                                              668                   622
Intersegment backlog                                 (87)                 (149)
------------------------------------------------------------------------------
                                                 $ 8,156               $ 8,718
==============================================================================

NORTHROP GRUMMAN CORPORATION

NOTES TO CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS


Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared by management in accordance with the instructions to Form 10-Q of the Securities and Exchange Commission. They do not include all information and notes necessary for a complete presentation of financial position, results of operations, changes in shareholders' equity, and cash flows in conformity with generally accepted accounting principles. They do, however, in the opinion of management, include all adjustments necessary for a fair statement of the results for the periods presented. The financial statements should be read in conjunction with the Notes and Independent Auditors' Report contained in the company's 1999 annual report as restated for discontinued operations in
Exhibit 99.1 to this Form 8-K.

Discontinued Operations

Effective July 24, 2000, the company completed the sale of its commercial aerostructures ("Aerostructures") business to The Carlyle Group, pursuant to an Asset Purchase Agreement dated as of June 9, 2000 between Northrop Grumman and Vought Aircraft Industries, Inc., an entity owned by The Carlyle Group. The purchase price was composed of $667.7 million in cash and a promissory note for $175 million, maturing in nine years, with interest payable in kind for four years and interest payable in kind or cash thereafter. An estimated loss on the sale of $15 million will be recorded in the second quarter of 2000. Aerostructures is a major producer of commercial and military aircraft subassemblies, the majority of which are sold to The Boeing Company and, for military contracts, ultimately to the U.S. Government.

     The company's Consolidated Statements of Income and related footnote disclosures have been restated to reflect Aerostructures as discontinued operations for all periods presented. Balance sheet and cash flow data have not been restated.

     Operating results of the discontinued Aerostructures business are as follows:

                                                   Three months ended March 31,
$ in millions                                                2000        1999
------------------------------------------------------------------------------

Net Sales                                                    $ 278       $ 383
==============================================================================

Income before income taxes                                   $  27       $  12
Federal and foreign income taxes                                10           4
------------------------------------------------------------------------------
Net income from discontinued operations                      $  17       $   8
==============================================================================

NORTHROP GRUMMAN CORPORATION


Earnings per Share

Basic earnings per share are calculated using the weighted average number of shares of common stock outstanding during each period, after giving recognition to stock splits and stock dividends. Diluted earnings per share reflect the dilutive effect of stock options and other stock awards granted to employees under stock-based compensation plans.

   Basic and diluted earnings per share are calculated as follows:

                                                                                                          Earnings
                                                                       Net Income         Shares          per share
                                                                       ----------         ------          ---------
Three months ended March 31,                                           (millions)       (millions)
2000

      Basic earnings per share from continuing operations               $     156             69.9        $     2.23
                                                                        =========                         ==========
      Dilutive effect of stock options and awards
                                                                                        ----------
      Diluted earnings per share from continuing operations             $     156             69.9        $     2.23
                                                                        =========       ==========        ==========

      Basic earnings per share from discontinued operations             $      17             69.9        $      .24
                                                                        =========                         ==========
      Dilutive effect of stock options and awards
                                                                                        ----------
      Diluted earnings per share from discontinued operations           $      17             69.9        $      .24
                                                                        =========       ==========        ==========

      Basic earnings per share                                          $     173             69.9        $     2.47
                                                                        =========                         ==========
      Dilutive effect of stock options and awards
                                                                                        ----------
      Diluted earnings per share                                        $     173             69.9        $     2.47
                                                                        =========       ==========        ==========

NORTHROP GRUMMAN CORPORATION

                                                                                                              Earnings
                                                                           Net Income         Shares          per share
                                                                           ----------         ------          ---------
Three months ended March 31,                                               (millions)       (millions)
1999

      Basic earnings per share from continuing operations                   $      96             68.9        $     1.39
                                                                            =========                         ==========
      Dilutive effect of stock options and awards                                                   .4
                                                                                            ----------
      Diluted earnings per share from continuing operations                 $      96             69.3        $     1.38
                                                                            =========       ==========        ==========

      Basic earnings per share from discontinued operations                 $       8             68.9        $      .12
                                                                            =========                         ==========
      Dilutive effect of stock options and awards                                                   .4
                                                                                            ----------
      Diluted earnings per share from discontinued operations               $       8             69.3        $      .12
                                                                            =========       ==========        ==========

      Basic earnings per share before cumulative
         effect of accounting change                                        $     104             68.9        $     1.51
                                                                            =========                         ==========
      Dilutive effect of stock options and awards                                                   .4
                                                                                            ----------
      Diluted earnings per share before cumulative
         effect of accounting change                                        $     104             69.3        $     1.50
                                                                            =========       ==========        ==========

      Basic earnings per share                                              $      88             68.9        $     1.27
                                                                            =========                         ==========
      Dilutive effect of stock options and awards                                                   .4
                                                                                            ----------
      Diluted earnings per share                                            $      88             69.3        $     1.26
                                                                            =========       ==========        ==========

NORTHROP GRUMMAN CORPORATION

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND THE RESULTS OF ITS OPERATIONS

Sales for the first quarter of 2000 were $1.8 billion, up five percent from the year ago period. Increases in Integrated Systems (ISS) segment and Logicon segment sales were offset slightly by a decrease in Electronic Sensors and Systems (ESS) segment sales.

     ISS sales increased by 8 percent in the first quarter of 2000 compared with the first quarter of 1999, primarily due to increased Air Combat Systems(ACS) sales. The ACS increase reflects increased F/A-18E/F sales, as this program transitioned from the development phase in early 1999 to the current production phase, partially offset by lower B-2 and F/A-18C/D sales.

     ESS sales for the quarter ended March 31, 2000, were 2 percent lower than the same period a year ago. The Command, Control, Communications, Intelligence and Naval Systems (C3I&N) business area decrease is primarily attributable to lower air defense and air traffic control radar systems sales for international customers.

     Logicon sales were 7 percent higher in the first quarter of 2000 versus the same period in 1999, with all three business areas reporting increased sales.

NORTHROP GRUMMAN CORPORATION

Sales by business area and units delivered in the first quarter were:

                                                                     Three months ended March 31,
$ in millions                                                                    2000        1999
------------------------------------------------------------------------------------------------
Integrated Systems
     Air Combat Systems (ACS)                                                   $ 502       $ 451
     Airborne Early Warning and  Electronic Warfare (AEW/EW)                      183         192
     Airborne Ground Surveillance and Battle Management (AGS/BM)                  176         161
     Intrasegment Eliminations                                                     (5)        (13)
-------------------------------------------------------------------------------------------------
                                                                                  856         791
-------------------------------------------------------------------------------------------------

Electronic Sensors & Systems
     Aerospace Electronic Systems                                                 257         254
     Command, Control, Communications,
         Intelligence and Naval Systems (C3I&N)                                   177         214
     Defensive Electronic Systems                                                  96         111
     Other                                                                         71          36
-------------------------------------------------------------------------------------------------
                                                                                  601         615
-------------------------------------------------------------------------------------------------

Logicon
     Government Information Technology                                            253         241
     Technology Services                                                           92          83
     Commercial Information Technology                                             33          29
-------------------------------------------------------------------------------------------------
                                                                                  378         353
-------------------------------------------------------------------------------------------------

Intersegment eliminations                                                         (33)        (49)
-------------------------------------------------------------------------------------------------
       Total sales                                                            $ 1,802     $ 1,710
=================================================================================================

Units
-------------------------------------------------------------------------------------------------
     B-2                                                                            1           1
     F/A-18 C/D                                                                                 9
     F/A-18 E/F                                                                     7
-------------------------------------------------------------------------------------------------

NORTHROP GRUMMAN CORPORATION

     Operating margin includes pension income of $140 million in the first quarter of 2000, a $58 million increase from the first quarter of 1999. Pension income for 2000 is expected to be approximately $560 million.

     ISS operating margin for the quarter was $100 million, up 43 percent from the $70 million reported for the first quarter of 1999. The 2000 results reflect the return to profitability on the Joint STARS production contracts as well as an upward cumulative margin rate adjustment of $8 million on the F/A-18E/F program.

     ESS operating margin in the first quarter of 2000 was $34 million as compared with $45 million in last year's first quarter. The decrease is primarily the result of the July 1999 merger of three of the company's pension plans into one.

     Logicon operating margin for the quarter was $31 million as compared with $19 million for the first quarter of 1999. The increase is attributable in part to increased sales volume and improved performance in all three business areas. Logicon also benefited from replacing several defined-contribution employee benefit plans with a defined-benefit type pension plan in the first quarter of 2000. While the total cash cost remains the same, the cost is now included in net pension income, in accordance with company policy. As a result, pension income is lower than it otherwise would have been and Logicon's reported operating margin is higher by $5 million for the quarter, with an additional $5 million expected to be recorded in each of the remaining quarters of this year.

     Interest expense for this year's first quarter was $46 million, a $9 million decrease from the $55 million reported in the first quarter of 1999. The decrease resulted principally from a lower level of average borrowings in the quarter compared with the first quarter of 1999.

     The company's effective tax rate was 36 percent for the first quarter of 2000, down slightly from 37 percent reported for the same period in 1999.

     Aerostructures, reported as discontinued operations, had net income of $17 million and $8 million in the first quarter of 2000 and 1999, respectively. Included in these amounts are related pretax pension income of $10 million and $2 million in the first quarter of 2000 and 1999, respectively.


     Effective January 1, 1999, the company adopted the new accounting standard, SOP 98-5 - Reporting on the Costs of Start-Up Activities, which requires that certain costs that previously had been deferred be expensed and reported as a cumulative effect of a change in accounting principle. In 1999, the company reported a $16 million after-tax charge, or $.24 per share, to write off the previously deferred start-up costs. All such costs incurred after January 1, 1999, are expensed as incurred.

     During the first quarter of 2000, $91 million of cash was generated by operating activities versus the $143 million generated in the same period last year. The decline is attributable in part to accelerated cash collections in 1999 due to customers' Year 2000 concerns. The decline is somewhat mitigated by improved operating margin and lower pension plan contributions as a result of the July 1999 pension plan merger. For

NORTHROP GRUMMAN CORPORATION

the remainder of 2000, cash generated from operations, supplemented by borrowings under the credit agreement, are expected to be more than sufficient to service debt, finance capital expenditures, and continue paying dividends to the shareholders. The company's liquidity and financial flexibility will continue to be provided by cash flow generated by operating activities, supplemented by the unused borrowing capacity available under the company's credit agreement and other short-term credit facilities.

Forward-Looking Information

Certain statements and assumptions in Management's Discussion and Analysis and elsewhere in this quarterly report on Form 8-K contain or are based on "forward-looking" information (that the company believes to be within the definition in the Private Securities Litigation and Reform Act of 1995) that involves risk and uncertainties, including statements and assumptions with respect to future revenues, program performance and cash flows, the outcome of contingencies including litigation and environmental remediation, and anticipated costs of capital investments and planned dispositions. The company's operations are necessarily subject to various risks and uncertainties; actual outcomes are dependent upon factors, including, without limitation, the company's successful performance of internal plans; government customers' budgetary restraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products; performance issues with key suppliers and subcontractors; government import and export policies; termination of government contracts; the outcome of political and legal processes; legal, financial, and governmental risks related to international transactions and global needs for military and commercial aircraft and electronic systems and support; as well as other economic, political and technological risks and uncertainties.

Item 3.   Quantitative and Qualitative Disclosures About Market Risks

The company has fixed-rate long-term debt obligations, most of which are not callable until maturity. The company also has financial instruments that are subject to interest rate risk, principally variable-rate short- term debt outstanding under the Credit Agreement. The company may enter into interest rate swap agreements to offset the variable-rate characteristics of these loans. At March 31, 2000, no interest rate swap agreements were in effect.

     Only a small portion of the company's transactions are contracted in foreign currencies. The company does not consider the market risk exposure relating to foreign currency exchange to be material.

NORTHROP GRUMMAN CORPORATION

INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors and Shareholders
Northrop Grumman Corporation
Los Angeles, California

     We have reviewed the accompanying condensed consolidated balance sheet of Northrop Grumman Corporation and Subsidiaries as of March 31, 2000, and the related condensed consolidated statements of income and cash flows for the three-month periods ending March 31, 2000 and 1999. These financial statements are the responsibility of the Corporation's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

     We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Northrop Grumman Corporation and Subsidiaries as of December 31, 1999, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated January 26, 2000, except for discontinued operations footnote, as to which the date is July 24, 2000, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1999 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


DELOITTE & TOUCHE LLP

Los Angeles, California
April 24, 2000,
except for discontinued operations footnote, as to which the date is July 24, 2000.